Exhibit 15.(a).(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-120559, 333-164250 and 333-164351) pertaining to the Stock Option Plans of Syneron Medical Ltd. of our reports dated March 29, 2012, except for Note 2(v) and Note 15(12), as to which the date is September 27, 2012, with respect to the consolidated financial statements of Syneron Medical Ltd. for the year ended December 31, 2011 and the effectiveness of internal control over financial reporting of Syneron Medical Ltd. included in this Annual Report (Form 20-F/A) for the year ended December 31, 2011.

/s/ Kost Forer Gabbay and Kasierer
Tel-Aviv, Israel	KOST, FORER, GABBAY and KASIERER
September 27, 2012	A member of Ernst & Young Global